Exhibit 5.1

Advocaten Notarissen Belastingadviseurs

Claude Debussylaan 80 P.O. Box 75084 1070 AB Amsterdam T +31 20 577 1771 F +31 20 577 1775

Ermenegildo Zegna N.V. (the "Issuer") Via Roma 99-100 13835 Valdilana (Biella) Italy

Date April 6, 2023		Casper Nagtegaal E Casper.Nagtegaal@debrauw.com T +31 20 577 1075 F +31 20 577 1775
Our ref.	M40293962/1/20743157

Re:	Legal opinion | Ermenegildo Zegna N.V.
Dear Sir/Madam,
Registration with the US Securities and Exchange Commission of up to
189,902,164 Ordinary Shares
1INTRODUCTION
De Brauw Blackstone Westbroek N.V. ("De Brauw", "we", "us" and "our", as applicable) acts as Dutch legal adviser to the Issuer in connection with the Registration.
Certain terms used in this opinion are defined in Annex 1 (Definitions).
2DUTCH LAW
This opinion (including all terms used in it) is to be construed in accordance with Dutch law. It is limited to Dutch law and the law of the European Union, to the extent directly applicable in the Netherlands, in effect on the date of this opinion and, accordingly, we do not express any opinion on other matters such as matters of fact.
3SCOPE OF INQUIRY
We have examined, and relied upon the accuracy of the factual statements in, the following documents:
(a)a copy of the Registration Statement.
De Brauw Blackstone Westbroek N.V., Amsterdam, is registered with the Trade Register in the Netherlands under no. 27171912.

All services and other work are carried out under an agreement of instruction ("overeenkomst van opdracht") with De Brauw Blackstone Westbroek N.V. The agreement is subject to the General Conditions, which have been filed with the register of the District Court in Amsterdam and contain a limitation of liability.
Client account notaries ING Bank IBAN NL83INGB0693213876 BIC INGBNL2A.

(b)A copy of:
(i)the Deed of Conversion and Amendment to the Articles of Association, as provided by the Chamber of Commerce (Kamer van Koophandel);
(ii)the Shareholders Register; and
(iii)the Trade Register Documents.
(c)A copy of:
(i)the Merger Issue and Transfer Deed;
(ii)the Description; and
(iii)the Auditor's Report.
(d)A copy of:
(i)the PIPE Financing Deed; and
(ii)the Foreign Currency Bank Statement.
(e)A copy of:
(i)the Private Warrant Agreement;
(ii)the Warrant Grant Agreement;
(iii)the Placement Statement; and
(iv)the Public Warrant Board Resolution.
(f)A copy of:
(i)the Conversion General Meeting Resolution;
(ii)the Conversion Board Resolution; and
(iii)the Warrant Redemption Board Resolution.
We have not examined any document, and do not express an opinion on, or on any reference to, any document other than the documents referred to in this paragraph 3. Our examinations have been limited to the text of the documents and we have not investigated the meaning and effect of any document (or part of it) governed by a law other than Dutch law under that other law.
Our ref. M40421884/1/20743157 2/10

4ASSUMPTIONS
We have made the following assumptions:
(a)
(i)Each copy document conforms to the original and each original is genuine and complete.
(ii)Each signature is the genuine signature of the individual concerned.
(iii)The Registration Statement has been or will have been filed with the SEC in the form referred to in this opinion.
(b)The Issuer has been validly converted into a Dutch public limited liability company (naamloze vennootschap).
(c)
(i)Each share in the capital of the Issuer (at that time: Ermenegildo Zegna Holditalia S.p.A.) issued immediately prior to the Conversion was validly issued and was fully paid-up in accordance with Italian law and has been converted into an Ordinary Share pursuant to the Conversion.
(ii)The issued capital of the Issuer has not been increased at the occasion of the Conversion.
(d)The entities referred to in the Merger Issue and Transfer Deed and the PIPE Financing Deed were entitled to the Ordinary Shares issued or transferred pursuant to such deeds.
(e)The Issuer has validly entered into the Private Warrant Agreement and the Warrant Grant Agreement, and these agreements were in full force and effect without modification on and prior to the Redemption Date.
(f)The Merger Issue and Transfer Deed, the Description, the Auditor's Report, the PIPE Financing Deed, the Foreign Currency Bank Statement and the Placement Statement remain in full force and effect without modification.
Our ref. M40421884/1/20743157 3/10

(g)The Conversion General Meeting Resolution, the Conversion Board Resolution and the Warrant Redemption Board Resolution:
(i)have been duly adopted and remain in force without modification; and
(ii)comply with the requirements of reasonableness and fairness (redelijkheid en billijkheid).
(h)The Issuer's reserves at the time of an issue of a Warrant Share were sufficient to pay up such Warrant Share.
5OPINION
Based on the documents and investigations referred to and assumptions made in paragraphs 3 and 4 and subject to (i) any matters not disclosed to us (including force (bedreiging), fraud (bedrog), undue influence (misbruik van omstandigheden) or a mistake (dwaling) in connection with an issue of a Registration Share) and (ii) the qualifications in paragraph 6, we are of the following opinion:
(a)The Registration Shares have been validly issued and are fully paid and non-assessable1.
6QUALIFICATIONS
This opinion is subject to the following qualifications
(a)This opinion is subject to any limitations arising from (a) rules relating to bankruptcy, suspension of payments or Preventive Restructuring Processes, (b) rules relating to foreign (i) insolvency proceedings (including foreign Insolvency Proceedings), (ii) arrangement or compromise of obligations or (iii) preventive restructuring frameworks, (c) any other collective judicial or administrative proceeding in any jurisdiction pursuant to a law relating to insolvency, (d) other rules regulating conflicts between rights of creditors, or (e) intervention and other measures in relation to financial enterprises or their affiliated entities.
1 In this opinion, "non-assessable" – which term has no equivalent in Dutch – means, in relation to a share, that the issuer of the share has no right to require the holder of the share to pay to the issuer any amount (in addition to the amount required for the share to be fully paid) solely as a result of his shareholdership.
Our ref. M40421884/1/20743157 4/10

(b)
(i)The Trade Register Documents do not provide conclusive evidence that the facts set out in it are correct. However, under the 2007 Trade Register Act (Handelsregisterwet 2007), subject to limited exceptions, a legal entity or partnership cannot invoke the incorrectness or incompleteness of its Trade Register registration against third parties who were unaware of the incorrectness or incompleteness.
(ii)A confirmation from an Insolvency Register does not provide conclusive evidence that an entity is not subject to Insolvency Proceedings.
(c)We do not express any opinion on (i) tax matters, (ii) anti-trust, state-aid or competition laws, (iii) financial assistance, (iv) sanctions laws and (v) in rem matters.
7RELIANCE
(a)This opinion is an exhibit to the Registration Statement and may be relied upon by purchasers of the Registration Shares for the purpose of their acquisition of the Registration Shares and not by any other person or for any other purpose. It may not be supplied, and its contents or existence may not be disclosed, to any person other than as an exhibit to (and therefore together with) the Registration Statement.
(b)Each person accepting this opinion agrees, in so accepting, that:
(i)only De Brauw (and not any other person) will have any liability in connection with this opinion;
(ii)the agreement in this paragraph 7 and all liability and other matters relating to this opinion will be governed exclusively by Dutch law and the Dutch courts will have exclusive jurisdiction to settle any dispute relating to them;
(iii)this opinion may be signed with an Electronic Signature. This has the same effect as if signed with a handwritten signature.
(c)The Issuer may:
(i)file this opinion as an exhibit to the Registration Statement; and
Our ref. M40421884/1/20743157 5/10

(ii)refer to De Brauw giving this opinion in the exhibit index in the Registration Statement, and under the heading "Legal Matters" in the prospectus included in the Registration Statement.
The previous sentence is no admittance from us that we are in the category of persons whose consent for the filing and reference as set out in that sentence is required under Section 7 of the Securities Act or any rules or regulations of the SEC promulgated under it.

Yours faithfully, De Brauw Blackstone Westbroek N.V.

C.R. Nagtegaal
Our ref. M40421884/1/20743157 6/10

Annex 1 – Definitions
In this opinion:
"Agent" means Computershare Trust Company, N.A., a federally chartered trust company, and Computershare Inc., a Delaware corporation.
"Auditor's Report" means the auditor's report in respect of the Description as referred to in article 2:94b(2) BW in conjunction with article 2:94a(2) BW, issued by Deloitte Accountants B.V., dated December 17, 2021.
"Board" means the board of directors of the Issuer.
"BW" means the Dutch Civil Code (Burgerlijk Wetboek).
"Conversion" means the cross-border conversion on December 17, 2021, whereby the Issuer converted into a Dutch public limited liability company (naamloze vennootschap) and its articles of association were amended, pursuant to the execution of the Deed of Conversion and Amendment of the Articles of Association.
"Conversion Board Resolution" means the written resolution of the Board dated December 17, 2021, pursuant to which, among other things, the Board resolved to (i) transfer and issue such number of Ordinary Shares, and to exclude all pre-emptive rights in that regard, as described in the Merger Issue and Transfer Deed and the PIPE Financing Deed and (ii) grant the Private Placement Warrants, and to exclude all pre-emptive rights in that regard, in accordance with and subject to the Private Warrant Agreement and the Warrant Grant Agreement, as applicable.
"Conversion General Meeting Resolution" means the written resolution of the General Meeting dated December 17, 2021, pursuant to which, among other things, the General Meeting resolved to authorize the Board to (i) issue up to the number of Ordinary Shares, and to exclude all pre-emptive rights in that regard, as described in the Merger Issue and Transfer Deed and the PIPE Financing Deed, (ii) grant warrants to acquire 5,900,000 Ordinary Shares, and to exclude all pre-emptive rights in that regard, in accordance with and subject to the Private Warrant Agreement and (iii) grant rights to acquire 800,000 Ordinary Shares, and to exclude all pre-emptive rights in that regard, in accordance with the Warrant Grant Agreement.
"De Brauw" means De Brauw Blackstone Westbroek N.V. and "we", "us" and "our" are to be construed accordingly.
"Deed of Conversion and Amendment to the Articles of Association" means the Dutch notarial deed of cross-border conversion and amendment of the articles of association that was executed on December 17, 2021.
Our ref. M40421884/1/20743157 7/10

"Description" means the description as referred to in article 2:94b(1) BW, describing the contribution of 39,381,159 class A ordinary shares and 10,062,500 class B ordinary shares in the capital of IIAC to the Issuer, dated December 17, 2021.
"Dutch law" means the law directly applicable in the Netherlands.
"Electronic Signature" means any electronic signature (elektronische handtekening), any advanced electronic signature (geavanceerde elektronische handtekening) and any qualified electronic signature (elektronische gekwalificeerde handtekening) within the meaning of Article 3 of Regulation (EU) 910/2014 of the European Parliament and of the Council of 23 July 2014 on electronic identification and trust services for electronic transactions in the internal market and repealing directive 1999/93/EC, and article 3:15a BW.
"Foreign Currency Bank Statement" means the foreign currency bank statement as referred to in article 2:93a(2) BW, issued by J.P. Morgan AG, dated December 23, 2021.
"General Meeting" means the general meeting of the Issuer.
"IIAC" means Investindustrial Acquisition Corp., a Cayman Islands exempted company.
"Insolvency Proceedings" means insolvency proceedings as defined in Article 2(4) of Regulation (EU) 2015/848 of the European Parliament and of the Council of 20 May 2015 on insolvency proceedings (recast).
"Issuer" means Ermenegildo Zegna N.V., a public limited liability company (naamloze vennootschap) organized under Dutch law, with corporate seat in Amsterdam, the Netherlands.
"Merger Issue and Transfer Deed" means the private deed of issue and transfer of Ordinary Shares pursuant to which the Issuer (i) issued 44,443,659 Ordinary Shares and (ii) transferred 5,000,000 Ordinary Shares to the Agent in respect of the Merger.
"Ordinary Share" means an ordinary share (gewoon aandeel) with a nominal value of EUR 0.02 in the capital of the Issuer.
"PIPE Financing Deed" means the private deed of issue of Ordinary Shares pursuant to which the Issuer issued 37,500,000 Ordinary Shares to certain third-party investors.
"PIPE Shares" means 32,623,099 Ordinary Shares issued pursuant to the PIPE Financing Deed.
"Placement Statement " means a statement issued by the sole executive director of the Board, confirming the issue of the Warrant Shares, dated April 5, 2023.
"Preventive Restructuring Processes" means public and/or undisclosed preventive restructuring processes within the meaning of the Dutch Act on Court Confirmation of Extrajudicial Restructuring Plans (Wet homologatie onderhands akkoord).
Our ref. M40421884/1/20743157 8/10

"Private Placement Warrants" means the rights to acquire (i) 5,900,000 Ordinary Shares, in accordance with and subject to the Private Warrant Agreement, and (ii) 800,000 Ordinary Shares, in accordance with and subject to the Warrant Grant Agreement.
"Private Warrant Agreement" means the private warrant agreement entered into by the Issuer and the Agent, dated December 17, 2021.
"Private Warrant Shares" means 407,190 Ordinary Shares issued by the Issuer pursuant to the exercise of part of the Private Placement Warrants.
"Public Warrant Board Resolution" means the written resolution of the Board dated April 5, 2023, pursuant to which the Board resolved on the number of the Issuer's public warrants.
"Redemption" means the redemption of, amongst others, all Private Placement Warrants, as announced by the Issuer on January 26, 2023.
"Redemption Date" means the date for the Redemption, as referred to in section 6.3 of the Private Warrant Agreement.
"Registration" means the registration of the Registration Shares with the SEC under the Securities Act.
"Registration Shares" means the RRA Shares, the PIPE Shares and the Private Warrant Shares.
"Registration Statement" means the registration statement on form F-3 dated April 6, 2023, in relation to the Registration (excluding any documents incorporated by reference in it and any exhibits to it).
"RRA Shares" means (i) 155,400,000 Ordinary Shares, that were converted from shares in the capital of the Issuer (at that time: Ermenegildo Zegna Holditalia S.p.A.) pursuant to the Conversion and (ii) 1,471,875 Ordinary Shares issued or transferred pursuant to the Merger Issue and Transfer Deed.
"SEC" means the U.S. Securities and Exchange Commission.
"Securities Act" means the U.S. Securities Act of 1933, as amended.
"Shareholders Register" means a digital copy the shareholders register of the Issuer maintained by the Agent on behalf of the Issuer.
"the Netherlands" means the part of the Kingdom of the Netherlands located in Europe.
"Trade Register Documents" means a Trade Register extract relating to the Issuer provided by the Chamber of Commerce, dated April 6, 2023, and a Trade Register overview of filings relating to the Issuer provided by the Chamber of Commerce, dated April 6, 2023.
Our ref. M40421884/1/20743157 9/10

"Warrant Grant Agreement" means each warrant grant agreement between the Issuer and each relevant non-executive director of the Board as set out in the Conversion Board Resolution, dated December 17, 2021.
"Warrant Redemption Board Resolution" means the resolutions of the Board, laid down in the Board meeting minutes as approved on April 5, 2023, to (i) proceed with the Redemption, (ii) to set the Redemption Date at February 27, 2023, (iii) to pay-up the nominal value of each and every Private Warrant Share at the expense of the Issuer's reserves and (iv) to the extent required, to ratify the paying-up of the nominal value of each and every Private Warrant Share.
Our ref. M40421884/1/20743157 10/10